                                                                                                                   Exhibit 11
                                                      McDONALD'S CORPORATION
                                          STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                  (Dollars and shares in millions, except per common share data)



                                                                                                 Year ended December 31,
                                                                                           1994           1993           1992
                                                                                           ----           ----           ----
     Net Income                                                                        $1,224.4       $1,082.5         $958.6


     Preferred stock dividends (net of tax benefits of $3.7 for 1994, $4.1 for
     1993 and $6.4 for 1992)                                                             (47.2)         (46.9)         (14.7)
                                                                                       --------       --------       --------

     Net income available after preferred stock dividends (A)                           1,177.2        1,035.6          943.9


     Common stock dividends on assumed conversion of preferred stock                        1.2            1.2            1.8
                                                                                       --------       --------       --------

     Net income available to common shareholders                                       $1,178.4       $1,036.8         $945.7
                                                                                       ========       ========       ========

     Weighted average number of common shares outstanding during the period (A)           701.8          711.8          726.5


     Additional shares related to potentially dilutive securities                          20.5           21.6           21.4
                                                                                       --------       --------       --------

     Adjusted weighted average common shares                                              722.3          733.4          747.9
                                                                                       ========       ========       ========

     Fully diluted net income per common share                                            $1.63          $1.41          $1.26
                                                                                       ========       ========       ========

     ---------------------

     (A)  Refer to Consolidated statement of income and Financial comments on pages 33 and 53 from Part II, item 8 of this 1994 10-K for information concerning the computation of Net income per common share.
     /TABLE
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